UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2007

SUNOCO LOGISTICS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1735 Market Street, Suite LL, Philadelphia, PA	19103-7583
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2007, Sunoco Logistics Partners Operations L.P., a wholly owned subsidiary of Sunoco Logistics Partners L.P. (the “Partnership”), entered into a new five-year, $400 million revolving credit agreement among: Sunoco Logistics Partners Operations L.P., as Borrower; Sunoco Logistics Partners L.P., as Guarantor; Citibank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer; Barclays Bank PLC, as Syndication Agent and L/C Issuer; Keybank National Association, SunTrust Bank and Wachovia Bank, National Association, as Co-Documentation Agents; and the other lenders party thereto (the “New Credit Agreement”). This New Credit Agreement replaces a $300 million revolving credit agreement that was to mature November 22, 2010 (the “Former Credit Agreement”).

The New Credit Agreement includes: (a) an “accordion” feature, under which the total aggregate commitment is expandable to $700 million; (b) a letter of credit sub-facility up to the total aggregate commitment; and (c) a $50 million sub-facility for same-day borrowings in the form of swing line loans. The Partnership’s press release announcing the Credit Agreement is attached as Exhibit 99.1 to this report. A copy of the Credit Agreement will be filed with the Securities and Exchange Commission as an exhibit to the Partnership’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

Item 1.02	Termination of a Material Definitive Agreement.

On August 8, 2007, proceeds of the initial borrowing under the New Credit Agreement were used to satisfy outstanding indebtedness and fees under the Former Credit Agreement. The Former Credit Agreement, with a group of syndicate lenders led by Citibank, N.A., was terminated concurrently with the payment of such amounts. No penalties or prepayment premiums were incurred in connection with early termination of the Former Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Sunoco Logistics Partners L.P. Press Release dated August 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNOCO LOGISTICS PARTNERS LP.

By:	Sunoco Partners LLC, its General Partner

	By:	/s/ DANIEL D. LEWIS
Daniel D. Lewis Comptroller

August 13, 2007

Philadelphia, PA

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Sunoco Logistics Partners L.P. Press Release dated August 8, 2007